Exhibit 99.1

FIRST                                                     22 West State Street
KEYSTONE                                                  Media, PA 19063
FINANCIAL, INC.                                           610-565-6210


FOR IMMEDIATE RELEASE


                       FIRST KEYSTONE FINANCIAL ANNOUNCES

FIRST QUARTER RESULTS

     Media, PA February 14, 2007 - First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), announced today net income for the quarter ended December 31, 2006 of $88,000, or $0.04 per diluted share, compared to $445,000, or $0.23 per diluted share, for the same period last year.

     "The first quarter of fiscal 2007 has been quite challenging. The additional expenses incurred in order to comply with the supervisory agreements compounded by the protracted flat yield curve have continued to impact our earnings. However, we are committed to addressing the OTS' concerns as quickly as possible," stated President and Chief Executive Officer Thomas M. Kelly.
"We will remain focused on the Company's strategy to be released from the supervisory agreements as soon as possible while implementing promotions to increase transaction accounts and scrutinizing expenses" continued Kelly.
"To date, the Company has experienced several positives:

     * Strengthening its capital position by completing an equity offering in December 2006 which resulted in net proceeds of $5.8 million; and

     *    The sale in January 2007 of a $2.4 million non-performing asset."

     Net interest income for the three months ended December 31, 2006 decreased $318,000, or 11.4%, to $2.5 million as compared to the same period in 2005. The decrease in net interest income was primarily the result of a $941,000, or 25.0%, increase in interest expense for the quarter ended December 31, 2006 due to a 71 basis point increase in the weighted average rate paid on interest-bearing liabilities. However, the increase in interest expense was partially offset by a $623,000, or 9.5%, increase in interest income for the quarter ended December 31, 2006 as compared to the first quarter of fiscal 2006 primarily due to a $9.0 million increase in the average balance of interest-earning assets combined with an increase of 40 basis points in its weighted yield earned on its interest-earning assets. The Company's net interest margin, on a tax-equivalent basis, decreased by 32 basis points in the first quarter of fiscal 2006 to 2.10%, as compared to 2.42% for the first quarter of fiscal 2005.

     On a linked quarter basis, net interest income decreased $166,000, or 6.3%. During the first quarter of fiscal 2007 as compared to the fourth quarter of fiscal 2006, the Company experienced a 16 basis point increase in the average rate paid on average interest-bearing liabilities. The net interest margin, on a tax-equivalent basis, decreased 13 basis points, due to the Company's cost of funds continuing to reprice at higher rates while our yield earned on interest-earning assets remained at the same level.

     At December 31, 2006, non-performing assets increased $1.2 million to $3.9 million, or 0.7%, of total assets, from $2.8 million at September 30, 2006. The increase in non-performing assets was primarily the result of a $554,000 increase in nonaccrual commercial business loans combined with a $702,000 increase in commercial loans that are 90 days past due and still accruing.
The Company is aggressively pursuing exit strategies for these loans. The coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 242.0% and 1,215.6% at December 31, 2006 and September
30, 2006, respectively.


     Subsequent to quarter-end, the Company is pleased to report the sale of its only piece of real estate owned consisting of a commercial real estate property. The property, a restaurant located in Chesapeake City, Maryland, was sold for $2.7 million which will result in a pre-tax gain on the sale of $61,000 for the quarter ending March 31, 2007. Using non-performing assets as of December 31, 2006, the sale would reduce the Company's ratio of non-performing assets to total assets to 0.27% compared to 0.75% at December 31, 2006.

     Non-interest expense increased $144,000, or 4.8%, during the three months ended December 31, 2006 compared to the same period in 2005. The increase was primarily due to increases of $69,000 and $48,000 in professional fees and real estate owned expenses, respectively. The increase in professional fees was related to ongoing efforts to comply with the supervisory agreement. The increase in real estate owned expenses related to the maintenance of the commercial real estate located in Chesapeake City, Maryland referenced above. In addition, the Company incurred increases of $26,000 and $18,000 in federal deposit insurance premiums and data processing expenses, respectively.

     Total assets of the Company decreased by $2.7 million from $523.0 million at September 30, 2006 to $520.3 million at December 31, 2006. Cash and cash equivalents increased by $8.1 million to $20.9 million at December 31, 2006 from $12.8 million at September 30, 2006 primarily due to cash flows generated by repayments in the loan portfolio and, to a lesser extent, the mortgage-related securities portfolio. Loans receivable decreased by $6.2 million from $323.2 million at September 30, 2006 to $317.0 million at December 31, 2006 primarily as a result of the Company experiencing repayments within the commercial real estate loan portfolio. Deposits decreased $2.0 million, or 0.6%, from $358.8 million at September 30, 2006 to $356.8 million at December 31, 2006. The decrease in deposits resulted from a $2.6 million, or 1.5%, decrease in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts) partially offset by a $549,000, or 0.3%, increase in certificates of deposit. The decline in core deposits reflected the effects of competition as local competitors offered higher rates on these products. In addition, borrowings decreased $6.7 million, or 6.3%, from $107.2 million at September 30, 2006 as a result of excess cash flows reducing overnight borrowings.

     Stockholders' equity increased $5.7 million to $34.3 million primarily due to the Company's completion of the private equity offering raising net proceeds of approximately $5.8 million. The Company issued 400,000 shares of common stock from treasury resulting in a reduction in treasury stock by $6.2 million.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                      FIRST KEYSTONE FINANCIAL, INC.

SELECTED OPERATIONS DATA
                   (In thousands except per share data)
                               (Unaudited)

                                                          Three Months Ended
                                                              December 31,
                                                         ---------------------
                                                          2006           2005
                                                         ---------------------
    Net interest income                                  $2,462         $2,780
    Provision for loan losses                                75             45
    Non-interest income                                     747            775
    Non-interest expense                                  3,137          2,993
                                                         ---------------------
    (Loss) income before taxes                               (3)           517
    Income tax (benefit) expense                            (91)            72
                                                         ---------------------
    Net income                                           $   88         $  445
                                                         =====================
    Basic earnings per share                             $ 0.04         $ 0.24
    Diluted earnings per share                             0.04           0.23
    Dividends per share                                      --           0.11
    Number of shares outstanding at end of period     2,427,928      2,023,874
    Weighted average basic shares outstanding         1,992,453      1,888,344
    Weighted average diluted shares outstanding       2,011,731      1,915,801


                      FIRST KEYSTONE FINANCIAL, INC.

SELECTED FINANCIAL DATA
                   (In thousands except per share data)
                               (Unaudited)

                                                              December 31,   September 30,
                                                                  2006           2006
                                                              ----------------------------
Total assets                                                   $520,290       $522,960
Loans receivable, net                                           316,999        323,220
Investment and mortgage-related securities available for sale   101,985        103,416
Investment and mortgage-related securities held to maturity      39,806         41,612
Cash and cash equivalents                                        20,933         12,787
Deposits                                                        356,771        358,816
Borrowings                                                      100,526        107,241
Junior subordinated debt                                         21,474         21,483
Loan loss allowance                                               3,455          3,367
Total stockholders' equity                                       34,324         28,659
Book value per share                                             $14.14         $14.13




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                      FIRST KEYSTONE FINANCIAL, INC.

OTHER SELECTED DATA
                             (Unaudited)

                                                                           At or for the
                                                                        Three Months Ended
                                                                            December 31,
                                                                        ------------------
                                                                          2006       2005
                                                                        ------------------
Return on average assets (1)                                              0.07%      0.35%
Return on average equity (1)                                              1.22%      6.37%
Interest rate spread  (1) (2)                                             2.11%      2.42%
Net interest margin (1) (2)                                               2.10%      2.42%
Ratio of interest-earning assets to interest-bearing liabilities(2)      99.60%     99.82%
Ratio of operating expenses to average assets (1)                         2.41%      2.35%
Ratio of non-performing assets to total assets at end of period           0.75%      0.97%
Ratio of allowance for loan losses to gross loans receivable              1.08%      1.14%
Ratio of loan loss allowance to non-performing loans at end of period   241.95%     68.79%


(1)  Annualized.
(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.05% and 2.35% for the quarter ended December 31, 2006 and 2005, respectively, while the net interest margin would be 2.04% and 2.35% for the quarter ended December 31, 2006 and 2005, respectively.




CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210
















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